EXHIBIT 11
                                   ----------

INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees of Gardner Lewis Investment Trust and Shareholders of The Chesapeake Growth Fund and The Chesapeake Core Growth Fund:


We consent to the incorporation by reference in Post-Effective Amendment No. 17 to Registration Statement (No. 33-53800) of The Chesapeake Growth Fund and The Chesapeake Core Growth Fund of our report dated March 20, 1998, appearing in the Annual Report, which is incorporated by reference in such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectus.




/S/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
June 26, 1998